Exhibit 99.2
THE BEARD COMPANY	News Release

Harvey Parkway
301 N.W. 63rd Street, Suite 400
Oklahoma City, Oklahoma 73116

For Immediate Release

THE BEARD COMPANY REPORTS GAIN OF MORE THAN $1,573,000

ON DISPOSITION OF CHINA FERTILIZER OPERATION

COMPANY EXPECTS TO REPORT COMPARABLE

INCREASE IN WORKING CAPITAL IN 2008

OKLAHOMA CITY, Oklahoma – March 20, 2009 -- The Beard Company (OTCBB: BRCO) today announced that the disposition of the Company’s China fertilizer operation, which was announced on January 6, 2009, has resulted in a financial gain of more than $1,573,000. This amount will be reported as a “Gain on disposition of controlling interests in subsidiaries” for the fourth quarter and year ended December 31, 2008.

“The gain is greater than the amount we estimated in our January 6, 2009 news release,” stated Herb Mee, Jr., President of The Beard Company. “We are pleased to report that, primarily as a result of the transaction, the Company’s year-end working capital position is expected to reflect a similar improvement when compared with working capital at December 31, 2007.”

About The Beard Company

The Beard Company creates, acquires, and/or invests in businesses that management believes have high growth potential and/or above-average profit potential and can enhance shareholder value. The Company is currently involved in carbon dioxide (CO2) gas production; oil and gas activities; coal reclamation activities; e-commerce activities conducted through its starpay™ subsidiary; and minerals exploration and development through its Geohedral investment.

The Company is headquartered in Oklahoma City and its common stock trades on the OTC Bulletin Board under the symbol “BRCO”.

Forward-Looking Statements

This document may include statements that constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, or similar expressions.

Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company’s lack of profitability in recent years; the ability to service outstanding debt and secure capital to fund operations; the ability to negotiate and execute contracts in connection with the Company’s coal reclamation activities; the outcome of a lawsuit against Visa; future trends in commodities prices; financial, geological or mechanical difficulties affecting Geohedral’s planned geological work programs; uncertainties surrounding estimates of mineralized material; and other risks detailed in Beard’s filings with the U.S. Securities and Exchange Commission. By making these forward-looking statements, Beard undertakes no obligation to update these statements for revisions or changes in the future.

For Additional Information, Please Contact:

Herb Mee, Jr., President, at (405) 842-2333 or via email at hmee@beardco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893 or via email at info@rjfalkner.com